Exhibit 99.1

WORCESTER, Mass., May 2, 2011 -

The Hanover Insurance Group Reports

First Quarter Results

•	Net income of $29.3 million, or $0.64 per diluted share

•	Segment income after tax of $24.2 million, or $0.53 per diluted share(1)

•	Combined ratio of 100.7%; ex-catastrophe combined ratio(2) of 94.2%

•	Net premiums written of $749.9 million, 3.4% higher than the prior-year quarter

•	Book value per share of $55.06 at March 31, 2011, up approximately 7% from March 31, 2010 and approximately 1% from December 31, 2010

Financial Highlights

	Quarter ended March 31
In millions, except per share amounts	2011	2010
Net premiums written	$749.9	$725.2
Segment income after taxes(1)	24.2	32.0
per diluted share	0.53	0.66
Net income	29.3	41.8
per diluted share	0.64	0.87
Book value per share	$55.06	$51.59
Weighted average shares outstanding	46.0	48.2
Shares outstanding	45.2	44.6

(1)	Segment income after taxes and Segment income after taxes per diluted share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income from continuing operations and income from continuing operations per diluted share is provided on page 11 of this press release.
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. The combined ratio (which includes catastrophe losses) is the closest GAAP measure.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $29.3 million, or $0.64 per share, for the first quarter of 2011, compared with net income of $41.8 million, or $0.87 per share, in the first quarter of 2010. Net income for the first quarter of 2011 included $3.3 million, or $0.07 per share, of net realized investment gains, compared to a $10.9 million, or $0.23 per share, in the prior-year quarter.

Segment income before interest expense and taxes(1) was $47.1 million in the first quarter of 2011, compared to $57.7 million in the first quarter of the prior year. The pre-tax net impact of catastrophes was $49.7 million in the first quarter of 2011, compared to $34.4 million in the first quarter of 2010.

“Overall, I am pleased with our company’s underlying performance in the quarter, especially in light of the difficult weather and economic environment,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Winter weather resulted in elevated catastrophe and non-catastrophe losses, but our core performance improved over prior quarters, as we continued to benefit from our focus on key profitability levers. Our overall expense ratio declined by one point this quarter, compared to the prior-year quarter. Additionally, we maintained strong core loss ratio trends in both Commercial and Personal Lines, and produced solid growth in Commercial Lines during the quarter, driven by the recent investments we have made in our specialty businesses, providing further evidence that our strategy is working. And finally, our book value per share increased almost 7% from the first quarter of last year and approximately 1% from year end, as we continue to build value for our shareholders.”

The following table details the components of segment income after taxes(1):

	Quarter ended March 31
$ in millions, except per share amounts	2011	2010
Pre-tax segment income:
Commercial Lines	$18.4	$22.8
Personal Lines	30.1	34.5
Other Property and Casualty	(1.4)	0.4

Total Property & Casualty	47.1	57.7
Interest expense on debt	(10.4)	(9.3)

Pre-tax segment income	36.7	48.4
Federal income tax expense	(12.5)	(16.4)

Segment income after taxes	$24.2	$32.0

Per diluted share	$0.53	$0.66

(1)

Total Property & Casualty, Pre-tax segment income and Segment income after taxes (and per share) are non-GAAP measures. See reconciliations to income from continuing operations, the closest GAAP measure, provided on page 11 of this press release.

Segment Highlights

Commercial Lines

Commercial Lines pre-tax segment income was $18.4 million in the first quarter of 2011, compared to $22.8 million in the first quarter of 2010. The Commercial Lines GAAP combined ratio was 103.7% in the first quarter of 2011, compared to 102.7% in the prior-year quarter. Catastrophe-related losses were $27.5 million, or 6.9 points, of the first quarter combined ratio in 2011, compared to $18.6 million, or 6.2 points, in the prior-year quarter. Commercial Lines pre-tax segment income, excluding catastrophes, was $45.9 million in the first quarter of 2011, compared to $41.4 million in the prior-year quarter.

Favorable development of prior-year loss and loss adjustment expense (LAE) reserves was $14.3 million in the first quarter of 2011, compared to favorable development of $22.1 million in the first quarter of 2010, representing 3.6 points and 7.4 points of the Commercial Lines combined ratio, respectively. Included in the first quarter 2010 development was approximately $8 million, or 2.7 points, of favorable LAE development, principally related to a change in the cost factors used for establishing unallocated LAE reserves.

Commercial Lines accident year results, excluding catastrophes, have improved compared to the prior-year quarter. This was driven by a higher earned premium base and resulting improvement in the expense ratio, which was partially offset by a slight deterioration in the loss ratio, driven by higher non-catastrophe weather losses and a higher incidence of fire losses in the commercial multiple peril line.

The following table summarizes the components of the GAAP combined ratio in Commercial Lines:

	Quarter ended March 31
	2011	2010
Current accident year loss ratio, excluding catastrophe losses	60.9%	60.4%
Prior-year favorable reserve development	(3.6)%	(7.4)%
Catastrophe losses	6.9%	6.2%

Total loss and LAE	64.2%	59.2%
Expense ratio(1)	39.5%	43.5%

Combined ratio	103.7%	102.7%

Combined ratio, excluding catastrophe losses	96.8%	96.5%
Current accident year combined ratio, excluding catastrophe losses	100.4%	103.9%

(1)	The expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

Net premiums written were $408.5 million in the first quarter of 2011, up 8.8% from the first quarter of 2010, primarily driven by continued growth in specialty businesses.

Personal Lines

Personal Lines pre-tax segment income was $30.1 million in the first quarter of 2011, compared to $34.5 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 97.5% in the current quarter, compared to 97.3% in the prior-year quarter. Catastrophe-related losses were $22.2 million, or 6.2 points, of the first quarter combined ratio in 2011, compared to $15.8 million, or 4.3 points, in the prior-year quarter. Personal Lines pre-tax segment income, excluding catastrophes, was $52.3 million in the first quarter of 2011, compared to $50.3 million in the prior-year quarter.

Current accident year loss and LAE ratio, excluding catastrophes, was lower in the first quarter of 2011 than in the prior-year quarter despite higher non-catastrophe weather-related losses.

Favorable development of prior-year loss and LAE reserves was $14.1 million in the first quarter of 2011, compared to $14.7 million in the first quarter of 2010, representing 3.9 points and 4.0 points of the Personal Lines combined ratio, respectively.

The following table summarizes the components of the GAAP combined ratio in Personal Lines:

	Quarter ended March 31
	2011	2010
Current accident year loss ratio, excluding catastrophes losses	68.0%	69.0%
Prior-year favorable reserve development	(3.9)%	(4.0)%
Catastrophe losses	6.2%	4.3%

Total loss and LAE	70.3%	69.3%
Expense ratio(1)	27.2%	28.0%

Combined ratio	97.5%	97.3%

Combined ratio, excluding catastrophes losses	91.3%	93.0%
Current accident year combined ratio, excluding catastrophes losses	95.2%	97.0%

(1)	The expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

Net premiums written were $341.4 million in the first quarter of 2011, compared to $349.6 million in the first quarter of 2010, a decline of 2.3%, driven by planned activities in Louisiana and Florida, along with lower new business writings in certain states. This was partially offset by higher rates in both the auto and homeowners lines, and increased premiums in growth states.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment loss of $1.4 million in the first quarter of 2011, compared to segment income of $0.4 million in the prior-year quarter, is primarily the result of approximately $3 million of expenses incurred in connection with our previously announced offer to acquire Chaucer Holdings PLC.

Investment Results

Net investment income from continuing operations was $60.4 million for the first quarter of 2011, compared to $61.1 million in the same period of 2010. The decline in 2011 is primarily due to the impact of lower new money yields on fixed maturities, partially offset by higher dividend income from equities and lower investment expenses. The average pre-tax earned yield on fixed maturities was 5.28% and 5.48% for the first quarters of 2011 and 2010, respectively.

In the first quarter of 2011, the company recognized pre-tax net investment gains of $4.7 million, primarily from sales of fixed maturities, which were partially offset by impairment charges of $1.4 million. In the first quarter of 2010, the company recognized pre-tax net realized gains of $13.6 million, primarily from sales of fixed maturities and equity securities, which were partially offset by impairments of $2.7 million.

Investment Portfolio

The Company held $5.2 billion in cash and investment assets at March 31, 2011.

Fixed maturities and cash represented 96% of the investment portfolio. Approximately 93% of the fixed maturity portfolio is rated investment grade. Net unrealized investment gains on the portfolio increased $2.3 million during the quarter, from $209.7 million at December 31, 2010, to $212.0 million at March 31, 2011.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the quarter ended March 31, 2011:

	$ Amounts	$ per share
$ in millions, except per share amounts	Quarter Ended March 31, 2011
Book Value, Beginning of Period	$2,460.5	$54.74
Net Income
Continuing Operations	27.9	0.61
Discontinued Operations	1.4	0.03
Change in Accumulated Other Comprehensive Income, net of tax
Pension and Postretirement Related Benefits	1.7	0.04
Net Unrealized Investment Gains	6.6	0.15
Dividends to Shareholders	(12.5)	(0.28)
Common Stock Activity(1)	3.1	—
Common Stock Net Activity, per share(1)	—	(0.23)

Book Value, End of Period	$2,488.7	$55.06

(1)	Primarily exercise of employee stock options and vesting of restricted stock

At March 31, 2011, book value per share was $55.06, up approximately 1% from December 31, 2010.

On February 15, 2011, the company purchased and retired $48.0 million par value of Junior Subordinated Debentures with 8.207% coupon, at a cost of $50.5 million. The company did not repurchase stock in the first quarter 2011 and has approximately $157 million remaining capacity under its share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s first quarter results on Tuesday, May 3, 2011 at 8:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s first quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and are not guarantees of future performance. Actual results could differ materially.

In particular, statements in this press release that the company’s “strategy is succeeding,” and statements in the above referenced conference call regarding expectations for the remainder of 2011 and beyond, including with respect to net written premium, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, net investment income, the potential impact of capital actions and business investments, financial strength, increasing earnings power and continually improving core earnings, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from the company’s continuing and run-off operations, segment income, effective tax rates, weighted shares outstanding, returns on equity and statements regarding the likelihood of the proposed transaction to acquire Chaucer Holdings PLC (“Chaucer”) being completed, or the likely benefits of such transaction, are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact of the evolving regulatory and legal environment and (vi) those related to the closing and integration of the Chaucer transaction and inherent in Chaucer’s business, including the adequacy of reserves and the nature of its underwriting activities.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors,” those related to the proposed acquisition of Chaucer, which are discussed in the Company’s Form 8-K filing with the SEC on April 21, 2011, and those related to Chaucer’s business, which are available at www.chaucerplc.com under “Investors,” and in the documents regarding Chaucer, which are available for public inspection via the UK National Storage Mechanism. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business); the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions (such as the company’s management liability products and expansion into health care product coverages) and expansion in geographic areas, including its western expansion; the impact of the company’s recent or future acquisitions, and expenses incurred as a result of such acquisitions; adverse loss development and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value); heightened competition (including continuing rate pressure, particularly in Commercial Lines); the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business; adverse state and federal legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including The Hanover’s former life companies; and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient.

As a specialist Lloyd’s insurance group, Chaucer is subject to a number of specific risk factors and uncertainties, including without limitation: its reliance on insurance and reinsurance brokers and distribution channels to distribute and market its products; its exposure to currency risks and fluctuations since a significant proportion of Chaucer’s business is conducted in various currencies; its obligations to maintain funds at Lloyd’s to support its underwriting activities; its risk-based capital requirement being assessed periodically by Lloyd’s and being subject to variation; its reliance on ongoing approvals from Lloyd’s, the Financial Services Authority and other regulators to conduct its business; its obligations to contribute to the Lloyd’s New Central Fund and pay levies to Lloyd’s; its ongoing ability to benefit from the overall Lloyd’s credit rating; its ongoing ability to utilize Lloyd’s trading licenses in order to underwrite business outside the United Kingdom; its ongoing exposure to levies and charges in order to underwrite at Lloyd’s; and the requirement for it to maintain deposits in the United States for US site risks it underwrites. The proposed acquisition of Chaucer is subject to a number of conditions, and there can be no assurances that these conditions, including obtaining the requisite shareholder and regulatory approvals, will be satisfied.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. After-tax segment income EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income (loss) excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 75-77.

Segment income is net income, net realized investment gains and losses and other non-operating items, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of segment income excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of segment income to income from continuing operations and net income for the quarters ended March 31, 2011 and 2010 is set forth in the table at the end of this document and in the statistical supplement.

Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss ratios determined in accordance with GAAP.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 25 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is a reconciliation from segment income to net income(1):

	Quarter ended March 31
In millions, except per share amounts	2011		2010
	$	Per Diluted Share(2)	$	Per Diluted Share(2)
Property and Casualty
Commercial Lines	$18.4		$22.8
Personal Lines	30.1		34.5
Other Property & Casualty	(1.4)		0.4

Total Property and Casualty	47.1		57.7
Interest expense on debt	(10.4)		(9.3)

Segment income	36.7	$0.80	48.4	$1.00
Federal income tax expense on segment income	(12.5)	(0.27)	(16.4)	(0.34)

Segment income after taxes	24.2	0.53	32.0	0.66
Net realized investment gains	3.3	0.07	10.9	0.23
Loss from retirement of debt	(2.5)	(0.05)	—	—
Federal income tax benefit (expense) on non-segment income	2.9	0.06	(0.7)	(0.01)

Income from continuing operations	27.9	0.61	42.2	0.88
Discontinued operations	1.4	0.03	(0.4)	(0.01)

Net income	$29.3	$0.64	$41.8	$0.87
Weighted average shares		46.0		48.2

(1)

The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per share data is per diluted share of common stock.